SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 2, 2006
Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices, including zip code)

(441) 278-0440
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On November 1, 2006, Endurance Specialty Holdings Ltd. (the ‘‘Company’’) announced that its Board of Directors (the ‘‘Board’’) voted unanimously to appoint Gregor Bailar as a Class I Director, effective immediately, to serve until the 2007 Annual General Meeting of the Company's shareholders or until his earlier resignation or removal. This appointment fills a casual vacancy on the Board. Mr. Bailar has been appointed by the Board to serve on its Audit Committee.

The Company issued a press release announcing this event on November 1, 2006. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01.	Other Events.

On November 1, 2006, the Board voted unanimously to adopt revised Corporate Governance Guidelines to provide for the election of one of the independent directors to serve as a Lead Director. The election of a Lead Director is determined by the vote of a majority of the independent directors of the Board. The duties of the Lead Director shall include, but are not limited to:

1.	presiding at all executive sessions of the independent directors;

2.	acting as a liaison between the Chairman/Chief Executive Officer and the independent directors;

3.	assisting the Chairman and Chief Executive Officer in setting the Board of Directors meeting agenda and the frequency of meetings;

4.	communicating Board of Director member feedback to the Chairman and Chief Executive Officer;

5.	being available to receive shareholder comments and inquiries; and

6.	performing such other duties as are requested by the Board of Directors.

The independent directors of the Board also voted unanimously to appoint William Bolinder to serve as Lead Director until the next succeeding Annual General Meeting of the shareholders of the Company, or his earlier resignation or removal.

A copy of the revised Corporate Governance Guidelines is available on the Company's website at www.endurance.bm.

Item 9.01.	Financial Statements and Exhibits

(c)    Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description
99.1	Press Release, dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 2, 2006

By: /s/ John V. Del Col Name: John V. Del Col Title: General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 1, 2006